                                     LOGO

                       CALIFORNIA ENERGY COMPANY, INC.

                             10831 OLD MILL ROAD
                               OMAHA, NE 68154

                                March 27, 1995

Dear Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of California Energy Company, Inc. to be held at the Red Lion Hotel, 1616 Dodge Street, Omaha, Nebraska on May 11, 1995 at 9:00 A.M. local time.

   The following matters will be considered and acted upon at the Annual
Meeting: (i) election to the Board of Directors of the Company of three Class III Directors; (ii) ratification of the appointment by the Board of Directors of Deloitte & Touche as auditors of the Company for the 1995 fiscal year; and
(iii) transaction of such other business as may properly come before the meeting.

   Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. We encourage you to review the attached material carefully and to sign, date and return the enclosed proxy card in the enclosed postage paid envelope. Each proxy is revocable and will not affect your right to vote in person if you attend the meeting.

                                                Sincerely,

                                                /s/ David L. Sokol

                                                David L. Sokol
                                                Chairman of the Board

                                     LOGO

                       CALIFORNIA ENERGY COMPANY, INC.
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 11, 1995

To The Stockholders of California Energy Company, Inc.:

   Notice is hereby given that the Annual Meeting of Stockholders of California Energy Company, Inc. will be held at the Red Lion Hotel, 1616 Dodge Street, Omaha, Nebraska on May 11, 1995 at 9:00 A.M. local time for the following purposes:

       1. To elect to the Board of Directors of the Company three Class III Directors (with terms expiring at the 1998 annual meeting);

       2. To ratify the appointment by the Board of Directors of Deloitte & Touche as auditors of the Company for fiscal year 1995; and

       3. To act upon such other matters as may properly come before the meeting.

   All Stockholders of record at the close of business on March 13, 1995 are entitled to vote at the Annual Meeting.

   To ensure that your shares are represented, you are urged to please fill in, sign, date and return the enclosed proxy card promptly in the enclosed postage paid envelope. You may revoke your proxy at any time before it is voted at the Annual Meeting. If you attend the meeting, you may vote your shares in person.

   Please date your proxy card and sign it exactly as your name appears on the proxy card.

                                        By Order of the Board of Directors

                                        /s/ David L. Sokol

                                        David L. Sokol
                                        Chairman of the Board

March 27, 1995


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

                       CALIFORNIA ENERGY COMPANY, INC.
                             10831 OLD MILL ROAD
                               OMAHA, NE 68154

                               PROXY STATEMENT
                                MARCH 27, 1995

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 11, 1995

                           SOLICITATION AND VOTING

   This Proxy Statement ("Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of California Energy Company, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held on May 11, 1995, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about March 31, 1995.

   The voting stock of the Company (the "Voting Stock") consists of the Common Stock of the Company, $0.0675 par value (the "Common Stock"), and the Series C Redeemable Convertible Exchangeable Preferred Stock of the Company (the "Series C Preferred Stock") which was outstanding on the record date. Holders of the Common Stock and the holder of the Series C Preferred Stock will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote on all matters presented at the Annual Meeting. Each share of Series C Preferred Stock will be entitled to vote on an "as converted" basis on all matters presented at the Annual Meeting.

   The close of business on March 13, 1995 is the record date (the "Record Date") for determining holders of the outstanding Voting Stock (the "Stockholders") entitled to vote at the Annual Meeting. On the Record Date, 50,036,621 shares of Common Stock and 1272 shares of Series C Preferred Stock, entitled to 3,461,224 votes, were outstanding.

   The approval of a plurality of the Voting Stock present in person or by proxy at the Annual Meeting is required for the election of nominees as Directors of the Company. The approval of a majority of the Voting Stock present in person or by proxy at the Annual Meeting is required for approval of Proposal 2 (ratification of selection of Independent Auditors). A quorum equal to a majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect Directors and consider Proposal 2.

   All shares of Voting Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR the approval of Proposal 2 and in accordance with the proxy-holders best judgment as to any other matters raised at the Annual Meeting. Abstentions and broker non-votes will not be counted as shares present with respect to the proposals with respect to which they are not voted. The proxy is revocable and any Stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering to the Secretary of the Company a later dated proxy or by voting in person at the Annual Meeting.

   Expenses in connection with this solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers, banks or similar entities acting as nominees for reasonable expenses incurred in forwarding copies of these proxy materials to the beneficial owners of shares which such persons hold of record. The Company has engaged MacKenzie Partners, Inc. to solicit proxies for the


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Annual Meeting for a fee of approximately $10,000, plus reimbursement of reasonable expenses. In addition, solicitation of proxies may be made through the mail, in person and by facsimile and telephone by certain directors, officers and regular employees of the Company.

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

   The Board currently consists of twelve members divided into three classes serving staggered three-year terms. The Board has unanimously nominated James
Q. Crowe, Walter Scott, Jr. and John R. Shiner for election at the Annual Meeting as Class III directors, with terms expiring at the 1998 annual meeting of Stockholders. The terms of the current Class III Directors, Mr. Crowe, Mr. Scott, Everett B. Laybourne and Barton W. Shackelford expire at the Annual Meeting. Mr. Laybourne and Mr. Shackelford will be retiring as directors of the Company at the end of their term and accordingly will not be seeking re-election at the Annual Meeting. Mr. Herbert L. Oakes, Jr. will also resign effective as of the Annual Meeting and will not be seeking re-election at the Annual Meeting. Following the Annual Meeting, the Board has voted to reduce the size of the Board to ten members to reflect the retirement of Mr. Laybourne and Mr. Shackelford.

   Messrs. Crow, Scott, and Shiner have consented to serve if elected. If a nominee becomes unable to serve if elected, proxies will be voted for such other person, if any, as the Board may nominate, or the Board may be reduced in size accordingly. The Board knows of no reason why any nominee will be unable to serve if elected.

   The approval of a plurality of the Voting Stock present in person or by proxy at the Annual Meeting is required for election of the nominees as directors. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to elect directors. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for directors.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ABOVE-NAMED NOMINEES.

                              BOARD OF DIRECTORS

   In addition to the above-named current and nominated Directors, the Board includes the following seven persons, each for a term expiring at the annual meeting in the year indicated:

                                          YEAR OF EXPIRATION
NAME                       CLASS               OF TERM
-------------------      ----------        -----------------
Judith E. Ayres            Class I                1996

Richard K. Davidson        Class I                1996

David L. Sokol             Class I                1996

David E. Wit               Class I                1996

Edgar D. Aronson           Class II               1997

Ben Holt                   Class II               1997

Richard R. Jaros           Class II               1997

   During 1994, the Board met five times and took action by unanimous written consent once.

   The Board has an Audit Committee, a Compensation Committee, an
Environmental Committee, an Executive Committee, a Nominating Committee, and a Stock Option Committee.

AUDIT COMMITTEE

   The Audit Committee (Messrs. Aronson, Shackelford and Wit) is empowered to recommend to the Board independent public accounting firms for selection as auditors of the Company; to make recommendations to the Board on auditing matters; to examine and make recommendations concerning the scope of audits; and to review the terms of transactions between the Company and related entities. The Audit Committee met four times during 1994.


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

COMPENSATION COMMITTEE

   The Compensation Committee (Messrs. Jaros, Laybourne, Shackelford and Wit) is authorized to make recommendations to the Board with respect to executive salaries and bonuses and directors' compensation. The Compensation Committee acted by written consent once and met once during 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Mr. Jaros served as President of the Company from January 8, 1992 until April 19, 1993 and served as Chairman of the Company from April 19, 1993 until May 5, 1994. Mr. Jaros serves on the Board of the Company as a nominee of Kiewit Energy Company ("Kiewit Energy") under an agreement entered into in connection with Kiewit Energy's investment in the Company in early 1991. Mr. Jaros also owns Peter Kiewit Sons' Inc. ("Kiewit") stock. Kiewit Energy is a wholly owned subsidiary of Kiewit. See "Certain Transactions and Relationships." Messrs. Laybourne, Shackelford and Wit have not been employees of the Company or otherwise participated in activities constituting compensation committee interlocks or insider participation requiring disclosure under this caption.

ENVIRONMENTAL COMMITTEE

   The Environmental Committee (Mr. Aronson, Ms. Ayres and Mr. Jaros) addresses issues and provides advice concerning environmental regulations and compliance. The Environmental Committee met four times during 1994.

EXECUTIVE COMMITTEE

   The Executive Committee (Messrs. Davidson, Jaros, Scott, Shackelford and Sokol) was established to act for the Board in between regularly scheduled Board meetings. The Executive Committee met three times during 1994.

NOMINATING COMMITTEE

   The Nominating Committee (Ms. Ayres and Messrs. Jaros, Oakes and Sokol) was established to provide the Board with advice regarding potential nominees to the Board. The Nominating Committee did not meet during 1994. The Nominating Committee will consider qualified nominees recommended by holders in the aggregate of 5% or more of the Voting Stock. The Nominating Committee is under no obligation, however, to nominate any person so recommended. The Nominating Committee is not presently considering any nominations to the Board.

STOCK OPTION COMMITTEE

   The Stock Option Committee (Messrs. Crowe, Scott and Jaros) was established to provide disinterested administration of the Company's Amended and Restated 1986 Stock Option Plan ("Employee Option Plan") pursuant to the requirements of the SEC's Rule 16b-3. The Stock Option Committee acted by written consent three times during 1994.

          INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS,
            DIRECTORS CONTINUING IN OFFICE AND DIRECTORS RETIRING
                            AT THE ANNUAL MEETING:

   EDGAR D. ARONSON, 60. Mr. Aronson has been a director of the Company since April 1983. Mr. Aronson is Chairman of Oakes, Fitzwilliams & Co., Inc., the corporate general partner of Oakes, Fitzwilliams, L.P., a position he has held since December 1994, and he has served as a director of U.S. Electricar, Inc. since February 1995. Mr. Aronson founded EDACO Inc., a private venture capital company, in 1981, and has been President of EDACO since that time. Prior to that, Mr. Aronson was Chairman, Dillon, Read International from 1979 to 1981 and a General Partner in charge of the International Department at Salomon Brothers Inc from 1973 to 1979.

   JUDITH E. AYRES, 50. Ms. Ayres has been a director of the Company since July 1990. Since 1990, Ms. Ayres has been Principal of The Environmental Group, an environmental consulting firm in San Francisco, California. From 1988 to 1989, Ms. Ayres was Vice President/Principal of William D.

                                3

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

Ruckelshaus Associates, an environmental consulting firm. From 1983 to 1988 Ms. Ayres was the Regional Administrator of Region 9 (Arizona, California, Hawaii, Nevada, and the Western Pacific Islands) of the United States Environmental Protection Agency.

   JAMES Q. CROWE, 45. Mr. Crowe has been a director of the Company since March 1991. Mr. Crowe is Chairman and Chief Executive Officer of MFS Communications Company, Inc. ("MFS"), a publicly traded company in which Kiewit holds a majority ownership interest. Prior to assuming his current position in 1991, Mr. Crowe was President of Kiewit Industrial Company, a major subsidiary of Kiewit. Before joining Kiewit Industrial Company in 1986, Mr. Crowe was Group Vice President, Power Group at Morrison-Knudsen Corporation. Mr. Crowe is a director of Kiewit and C-TEC Corporation, a publicly traded company in which Kiewit holds a majority ownership interest.

   RICHARD K. DAVIDSON, 53. Mr. Davidson was appointed a director of the Company in March 1993. Mr. Davidson has been Chairman and Chief Executive Officer of Union Pacific Railroad since September 1991. In May 1994 he was elected President of Union Pacific Corporation. From 1989 to 1991 he was Executive
Vice President --Operations of Union Pacific Railroad, and from 1986 to 1989 he was Vice President --Operations of Union Pacific Railroad. Mr. Davidson is also a director of FirsTier Financial, Inc., Chicago & North Western Holdings Corporation as well as Union Pacific Corporation.

   BEN HOLT, 81. Mr. Holt was elected to the Board in September 1993. Mr. Holt is the founder, and was Chairman and Chief Executive Officer of The Ben Holt Co., an engineering firm located in Pasadena, California, which the Company acquired in September 1993. Mr. Holt retired as Chairman and CEO of The Ben Holt Co. in December 1993 and is currently a consultant to the Company.

   RICHARD R. JAROS, 43. Mr. Jaros has been a director of the Company since March 1991. Mr. Jaros has served as Chairman of the Board from April 19, 1993 to May 5, 1994 and served as President and Chief Operating Officer of the Company from January 8, 1992 to April 19, 1993. From 1990 until January 8, 1992, Mr. Jaros served as a Vice President of Kiewit and is currently an Executive Vice President and director of Kiewit. Mr. Jaros serves as a director of MFS and C-TEC Corporation, both of which are publicly traded companies in which Kiewit holds a majority ownership interest. From 1986 to 1990, Mr. Jaros served as a Vice President for Mergers and Acquisitions for Kiewit Holdings, a subsidiary of Kiewit.

   EVERETT B. LAYBOURNE, 83. Mr. Laybourne has been a director of the Company since May 1988. For many years he served as counsel for a number of major publicly-held corporations. He also presently serves as Vice President and Trustee of The Ralph M. Parsons Foundation and as National Board Chairman of WAIF, Inc. From 1969 to 1988, Mr. Laybourne was senior partner in the law firm of MacDonald, Halsted & Laybourne in Los Angeles, California, whose successor firm was Baker & McKenzie to which he acted for five years in an of counsel capacity. He continues in the practice of law in Los Angeles.

   HERBERT L. OAKES, Jr., 47. Mr. Oakes has been a director of the Company since October 1987. In 1982, Mr. Oakes founded and became President of H.L. Oakes & Co., Inc., a corporate advisor and dealer in securities. From 1988 to the present, Mr. Oakes has served as Managing Director of Oakes, Fitzwilliams,
Co., Limited, a member of the Securities and Futures Authority Limited and The London Stock Exchange. Mr. Oakes is a director of Shared Technologies,
Inc., Harcor Energy Inc. and New World Power Corporation.

   WALTER SCOTT, JR., 63. Mr. Scott has been a director of the Company since June 1991. Mr. Scott was the Chairman and Chief Executive Officer of the Company from January 8, 1992 until April 19, 1993. Mr. Scott is Chairman and President of Kiewit, a position he has held since 1979. Mr. Scott is a director of Berkshire Hathaway, Inc., Burlington Resources, Inc., ConAgra, Inc., FirsTier Financial, Inc., and Valmont Industries, Inc. Mr. Scott also serves as a director of MFS and C-TEC Corporation, both publicly traded companies in which Kiewit holds a majority ownership interest.

   BARTON W. SHACKELFORD, 74. Mr. Shackelford has been a director of the Company since June 1986. Mr. Shackelford served as President and a director of Pacific Gas & Electric Company from 1979 until his retirement in 1985. He is a director of Harding Associates, Inc.

                                4

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

   JOHN R. SHINER, 51. Mr. Shiner was nominated as a director of the Company on February 24, 1995. Mr. Shiner is currently a partner in the law firm of Morrison & Foerster in Los Angeles and was counsel to the firm since 1993. Prior to that time, he was a partner in the law firm of Baker & McKenzie.

   DAVID L. SOKOL, 38. Mr. Sokol has been a director of the Company since March 1991 and is currently the Chairman and Chief Executive Officer of the Company. Mr. Sokol also held the title of President of the Company from April 19, 1993 until January 21, 1995. Mr. Sokol was Chairman, President and Chief Executive Officer of the Company from February 1991 until January 1992. Mr. Sokol was the President and Chief Operating Officer of, and a director of, JWP, Inc., from January 27, 1992 to October 1, 1992. From November 1990 until February 1991, Mr. Sokol was the President and Chief Executive Officer of Kiewit Energy. From 1983 to November 1990, Mr. Sokol was the President and Chief Executive Officer of Ogden Projects, Inc.

   DAVID E. WIT, 33. Mr. Wit has been a director of the Company since April 1987. He is Co-Chief Executive Officer of Logicat, Inc., a software development/publishing firm. Prior to working at Logicat, Inc. Mr. Wit worked at E.M. Warburg, Pincus & Company, where he analyzed seed-stage financing and technology investments.

                                  PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   Proposal 2 is to ratify the appointment of Deloitte & Touche as the Company's independent auditors.

   The Board, upon the recommendation of the Audit Committee, has unanimously appointed Deloitte & Touche as the independent accounting firm engaged to audit the financial statements of the Company for the 1995 fiscal year. Deloitte & Touche acted in that capacity for the 1994 fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will be available to respond to questions and may make a statement if he or she so desires.

   The approval of a majority of the Voting Stock present in person or by proxy at the Annual Meeting is required for approval of Proposal 2. A quorum equal to the majority of the outstanding Voting Stock must be present in person or by proxy at the Annual Meeting in order to vote on Proposal 2. If no instructions are provided in a proxy, it will be voted FOR the approval of Proposal 2.

   THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

                                OTHER MATTERS

   The Board knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters are brought before the Annual Meeting, the proxy-holders will vote proxies granted by Stockholders in accordance with their best judgment.

                                5

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        SECURITY OWNERSHIP OF SIGNIFICANT STOCKHOLDERS AND MANAGEMENT

   The following table sets forth certain information with respect to all Stockholders known by the Company to beneficially own more than 5% of either class of the Voting Stock, and certain information with respect to the beneficial ownership of each director and the five most highly compensated executive officers of the Company (and all directors and executive officers of the Company, as a group) of Common Stock. All information is as of March 13, 1995, unless otherwise indicated.

                                             NUMBER OF SHARES
     NAME (AND ADDRESS IF REQUIRED) OF         BENEFICIALLY     PERCENTAGE OF
              BENEFICIAL OWNER                  OWNED (1)         CLASS (1)
------------------------------------------  ----------------  ---------------
SERIES C PREFERRED STOCK:
Kiewit Energy Company 1000 Kiewit Plaza
 Omaha, Nebraska 68131(2) .................      1,297             100%
COMMON STOCK:
Kiewit Energy Company(2) .................. 19,940,727            33.6%
The Capital Group Companies Inc.(3)  ......  2,908,570            5.74%
Edgar D. Aronson ..........................     44,000             .09%
Judith E. Ayres ...........................     60,000             .12%
James Q. Crowe ............................     10,000             .02%
Richard K. Davidson .......................     40,000             .08%
Ben Holt ..................................    135,250             .27%
Richard R. Jaros ..........................    340,428             .68%
Everett B. Laybourne ......................     27,789             .06%
Herbert L. Oakes, Jr.(4) ..................     66,353             .13%
Walter Scott, Jr. .........................     10,000             .02%
Barton W. Shackelford .....................     12,860             .03%
John R. Shiner ............................          0             .00%
David L. Sokol ............................    543,824            1.08%
David E. Wit(5) ...........................     47,874             .10%
Thomas R. Mason ...........................    114,137             .23%
Steven A. McArthur ........................    125,300             .25%
Donald M. O'Shei, Sr. .....................     74,565             .15%
John G. Sylvia ............................    109,805             .22%
All directors and executive officers as a
 group (17 persons) .......................  1,762,185            3.42%

---------------
  (1) Includes shares which the listed beneficial owner is deemed to have the right to acquire beneficial ownership under Rule 13d-3(d) under the Securities Exchange Act, including, among other things, shares which the listed beneficial owner has the right to acquire within 60 days.

  (2) Includes the 10,622,312 shares of Common Stock Kiewit Energy Company held on March 9, 1995 the date of Amendment No. 10 to their Schedule 13D, options to purchase an additional 5,789,163 shares of Common Stock and 3,529,352 shares of Common Stock into which the 1,297 shares of Series C Preferred Stock held by Kiewit Energy are convertible. Effective March 15, 1995, the Company elected to exchange the Series C Preferred Stock for 9.5% Convertible Subordinated Debentures Due 2003. The 9.5% Convertible Subordinated Debentures Due 2003 will also be convertible into 3,529,352 shares of Common Stock.

  (3) According to a Schedule 13G filed by such parties February 6, 1995. Certain operating subsidiaries of The Capital Group Companies, Inc., exercised investment discretion over various institutional accounts which held 2,908,570 shares of the Company. Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 1,789,660 of said shares. Capital Research and Management Company, and Capital International, Inc., registered investment advisers, and Capital International Limited, and Capital International S.A., other operating subsidiaries, had investment discretion with respect to approximately 1,069,440, 11,460, 20,000 and 17,990 shares, respectively.

  (4) Includes 5,720 shares registered in the name of H.L. Oakes & Co., Inc. and 3,373 shares registsered in the name of HLO Co. Inc., both companies of which Mr. Oakes is a director and of which his wife is a principal stockholder, 4,746 shares owned by Mr. Oakes' wife and 4,996 shares registered to H.L. Oakes, trustee for Harrison Oakes, Mr. Oakes' minor son. Mr. Oakes disclaims beneficial ownership of all of those shares.

  (5) Includes 3,748 shares held jointly with his spouse.

                                6

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                 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

COMPENSATION COMMITTEE REPORT

   The Company's executive compensation is determined by the Compensation Committee of the Board. The Compensation Committee usually meets once a year in December, at which time salaries with respect to the next fiscal year, and bonuses with respect to the nearly completed year are determined, as well as making recommendations to the Stock Option Committee for stock option grants as long-term incentive compensation.

   The Compensation Committee believes that compensation of the Company's key executives should be sufficient to attract and retain highly qualified and productive personnel and also to provide meaningful incentives for enhanced productivity and superior performance. It is the policy of the Company that the three components of the Company's total compensation package (salary, bonus and stock options) will be considered in the aggregate in determining the amount of any one component. The Company seeks to reward achievement of long and short-term individual performance goals, viewed in the context of both individual power project and company performance. However, given the unique nature of each independent development project (particularly considering the context of the different legal, regulatory, financial, accounting, tax, political and cultural systems, issues and structures found in various countries in which the Company develops projects internationally) and the resulting flexible adaptation required in the duties and tasks performed by the Company's key executives, the Compensation Committee's criteria for assessing executive performance in any year is inherently subjective and not subject to specific enumeration of factors, relative weighting or formulae calculations. The Company did not specifically use any companies in the same industry as a basis for comparison when establishing executive compensation.

   During 1994, the Company's executive compensation included a base salary, a cash bonus and long-term incentive compensation in the form of stock options awarded under the Company's Employee Option Plan, all dependent on subjective evaluations of performance as noted above. The cash bonus compensation of executives is designed to compensate executives for the Compensation Committee's assessment of superior performance and meritorious and diligent individual efforts, and such assessments usually relate to individual and unique projects and, in part, also recognize the individual executive's level of commitment (demonstrated by subjective factors) to the Company's long-term success. The long term incentive option grants recommended by the Compensation Committee and implemented by the Stock Option Committee are intended to align the interests of employees and Stockholders and thereby to motivate executives as equity owners to contribute at superior levels in the future and to allow them to share in increased value developed for Stockholders generally.

   The Company's Chairman and Chief Executive Officer, David Sokol, has an existing employment agreement with the Company which provides for a base salary of $350,000 per annum and a minimum annual bonus of $75,000. The employment contract also provides for the payment of two years base salary and minimum bonus in the event of termination without cause.

   At its December 1994 meeting, the Compensation Committee determined to increase Mr. Sokol's base salary to $400,000 per annum and to award Mr. Sokol a cash bonus of $550,000 in order to reflect Mr. Sokol's superior performance and significant accomplishments during the year. In addition, at the December 1994 meeting other executives received salary increases, cash bonuses and recommendations for stock option grants commensurate with the Compensation Committee's subjective assessment of their relative individual performance.

   In reviewing Mr. Sokol's compensation, the Compensation Committee subjectively considered Mr. Sokol's significant contribution to the management of the Company during the year, including the favorable settlement of significant litigation involving the Company's Yuma Project, the issuance of the Company's 10 1/4 % Senior Notes Due 2004 (providing $400 million in proceeds to fund international projects and acquisitions), the Company's successfully closing financing and commencing construction on two Philippine geothermal projects aggregating 300 MW, the Company's successfully signing definitive power sales contracts for one new Philippine power project (the 140 MW Casecnan combined

                                7

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

hydroelectric and irrigation project) and two Indonesian geothermal projects aggregating 800 MW (the Dieng Project and Patuha Project), the Company's other promising project development activities and record electrical production levels at the Coso Project. Mr. Sokol contributed significantly to the Company's current success and the Compensation Committee believes his overall compensation was wholly justified and moreover, expressly approved of by Kiewit Energy, the Company's largest Stockholder (holding approximately 34% of the Company's Voting Stock on the Record Date, on a fully-diluted basis).

                            COMPENSATION COMMITTEE

                               Richard R. Jaros
                              Everett Laybourne
                              Barton Shackelford
                                  David Wit

PERFORMANCE GRAPH

   The following performance graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

   The following graph compares the yearly percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return assuming reinvestment of dividends of (1) the S&P 400 Index, (2) the S&P Utilities Index and (3) an index of comparable peer issuers constructed by the Company. The index of comparable peer issuers (New Index) is composed of AES Corp., Destec Energy Inc., Magma Power Company, Enron Global Power and Pipelines, L.L.C. ("Enron") and Sithe Energies, Inc. ("Sithe") during the periods that each company has been publicly traded. Enron and Sithe have been added to the index of comparable peer issuers because of their participation in the independent power industry. Enron and Sithe were previously excluded from the index because they did not publicly report the required information, only becoming publicly traded during 1994 and 1993, respectively. The performance graph also includes the index (Old Index) used in last years proxy statement (excluding Ogden Projects, Inc. for which data became no longer available in 1994).





-----------------------------------------------------------------------------------------------------------------------
        Cal Energy      Comparables - Old Index         Comparables - New Index         S & P 400       S & P Utilities
1989        $100                 $100                              $100                    $100                 $100
1990        $ 70                 $ 90                              $ 90                    $ 98                 $ 97
1991        $126                 $119                              $119                    $126                 $109
1992        $139                 $115                              $115                    $138                 $122
1993        $154                 $134                              $134                    $149                 $138
1994        $130                 $124                              $118                    $155                 $127
-----------------------------------------------------------------------------------------------------------------------

                          SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation of the Company's five most highly compensated executive officers who were employed as of the last day in 1994. Information is provided regarding these individuals for the last three fiscal years during which they were executive officers of the Company, if applicable.

                                                                                                       ALL OTHER
                                                                       OTHER ANNUAL    SECURITIES    COMPENSATION
                                  YEAR ENDED     SALARY                COMPENSATION    UNDERLYING    (401(K) PLAN
 NAME AND PRINCIPAL POSITIONS    DECEMBER 31,      ($)     BONUS ($)       ($)        OPTIONS (#)   CONTRIBUTIONS)
-----------------------------  --------------  ---------  ---------  --------------  ------------  ---------------
David L. Sokol (1)             1994            350,000    612,482          N/A               0     3,472
Chairman and                   1993            246,794    350,000                    1,000,000     2,800
Chief Executive Officer        1992             27,083      4,167                            0
Thomas R. Mason                1994            169,359    100,949          N/A          75,000     3,472
President and                  1993            164,359     30,000                        5,000     3,398
Chief Operating Officer        1992            155,447     50,000                       25,000     3,318
Steven A. McArthur             1994            156,538    119,915          N/A         110,000     3,472
Senior Vice President,         1993            156,538     70,000                       10,000     3,398
General Counsel and Secretary  1992            150,000     40,000                       20,000     3,215
Donald M. O'Shei, Sr.(2)       1994            160,000    111,852          N/A          75,000     3,472
Senior Vice President          1993            160,000     50,000                        5,000     3,398
                               1992            105,102     40,000                       20,000     1,500
John G. Sylvia                 1994            138,782    112,670          N/A         100,000     3,472
Senior Vice President,         1993            130,449     45,000                       10,000     2,216
Chief Financial Officer        1992            125,000     40,000                       15,000     1,451
and Treasurer

---------------
  (1) Mr. Sokol's compensation for 1992 is through January 8, 1992, the date of his termination of employment. Mr. Sokol rejoined the Company on April 19, 1993.

  (2) Mr. O'Shei left the employment of the Company in September of 1991 and rejoined the Company in August of 1992. From September 1991 to August 1992 Mr. O'Shei performed consulting services to the Company. Accordingly, the 1992 salary entries include payments for such consulting as well as salary.

                                9




OPTION GRANTS IN LAST FISCAL YEAR

   The following table sets forth options granted to each of the named executive officers of the Company during 1994:


                                                                                          POTENTIAL REALIZED
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                        INDIVIDUAL GRANTS           % OF                               STOCK PRICE APPRECIATION
                                                TOTAL OPTIONS                             FOR OPTION TERM (1)
                         OPTIONS GRANTED         GRANTED TO    EXERCISE                ------------------------
                             AND DATE             EMPLOYEES      PRICE      EXPIRATION       5%           10%
NAME                         OF GRANT          IN FISCAL YEAR  ($/SHARE)       DATE          ($)          ($)
---------------------  ----------------------  --------------  ----------  ------------  -----------  -----------
David L. Sokol                 --                     --           --           --           --           --
Thomas R. Mason        05/12/94 -  75,000 (2)        7.86%      $16.625     05/11/2004      785,531    1,982,531
Steven A. McArthur     05/12/94 - 110,000 (3)       11.53%      $16.625     05/11/2004    1,152,113    2,907,713
Donald M. O'Shei, Sr.  05/12/94 -  75,000 (4)        7.86%      $16.625     05/11/2004      785,531    1,902,531
John G. Sylvia         05/12/94 - 100,000 (5)       10.48%      $16.625     05/11/2004    1,047,375    2,643,375

---------------

  (1) As required by the Securities and Exchange Commission ("SEC"), potential values stated are based on the prescribed assumption that the Company's Common Stock will appreciate in value from the date of grant to the end of the option term (ten years from the date of grant) at annualized rates of 5% and 10% (total appreciation of 63% and 159%), respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of the Company's Common Stock. The total of all stock options granted to employees, including executive officers, during fiscal 1994 was approximately 3% of total shares outstanding during the year. Accordingly, the potential value of such options for all optionees under the prescribed assumptions is approximately 3% of the potential realizable value of all shareholders for the same period under the same assumptions. As an alternative to the assumed potential realizable values stated above, SEC rules would permit stating the present value of such options at the date of grant. Methods of computing present value suggested by different authorities can produce significantly different results. Moreover, since stock options granted by the Company are not transferable, there are no objective criteria by which any computation of present value can be verified. Consequently, the Company's management does not believe there is a reliable method of computing the present value of such stock options and that all assumptions as to annualized appreciation rates are inherently speculative.

  (2) 18,780 shares exercisable immediately and 937 shares exercisable on the last day of each month commencing on May 1, 1994.

  (3) 27,500 shares exercisable immediately and 1,375 shares exercisable on the last day of each month commencing on May 1, 1994.

  (4) 18,780 shares exercisable immediately and 937 shares exercisable on the last day of each month commencing on May 1, 1994.

  (5) 25,000 shares exercisable immediately and 1,250 shares exercisable on the last day of each month commencing on May 1, 1994.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION VALUES

   The following table sets forth the option exercises and the value of in-the-money unexercised options held by each of the named executive officers of the Company at December 31, 1994, calculated as being equal to the difference between the exercise price of the options and the closing price of the Company's Common Stock on the New York Stock Exchange of $15.625 per share on December 31, 1994.

                                                     NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                           SHARES                    OPTION HELD AT FY END        IN-THE-MONEY OPTIONS AT FY END
                          ACQUIRED      VALUE     ----------------------------    -----------------------------
NAME                    ON EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE      EXERCISABLE  UNEXERCISABLE
----                   -------------  ----------  -------------  -------------     ------------  -------------
David L. Sokol .......      --             --          464,983        535,017             --            --
Thomas R. Mason ......      --             --           85,169         79,831           90,284        35,966
Steven A. McArthur  ..      --             --          109,364         90,636          124,534         1,716
Donald M. O'Shei, Sr.       --             --           68,461         61,100          242,589        11,856
John G. Sylvia .......      --             --           94,712         84,032          412,648         3,432

COMPENSATION OF DIRECTORS

   For 1995, directors who are not employees of the Company will be paid an annual retainer fee of $15,000 and a fee of $500 per day for attendance at Board and Committee meetings. Directors who are employees of the Company will not receive such fees. All directors are reimbursed for their expenses incurred in attending Board meetings.

TERMINATION OF EMPLOYMENT ARRANGEMENTS

   Under the terms of his employment contract, Mr. Sokol is entitled to receive two times his base salary and minimum bonus in the event of the termination of his employment by the Company other than for cause. Under the terms of separate employment agreements between the Company and Mr. Mason, and the Company and Mr. O'Shei, Mr. Mason and Mr. O'Shei are entitled to receive two times their base salary and average incentive bonuses for the prior two years in the event of the termination of employment by the Company other than for cause. In addition, Mr. O'Shei is entitled to a lump sum payment of $70,000 for relocation expense if he resides overseas at the time of his termination. If such persons were terminated without cause, Mr. Sokol, Mr. Mason and Mr. O'Shei would currently be paid approximately $950,000, $530,000 and $552,000, respectively.

                    CERTAIN TRANSACTIONS AND RELATIONSHIPS

   The Company and Kiewit Energy are parties to a stock purchase agreement and related agreements, dated as of February 18, 1991, pursuant to which Kiewit Energy purchased 4,000,000 shares of Common Stock at $7.25 per share and received options to buy 3,000,000 shares of Common Stock at a price of $9.00 per share exercisable over three years, and an additional 3,000,000 shares of Common Stock at a price of $12.00 per share exercisable over five years (subject to customary adjustments).

   In connection with such stock purchase, the Company and Kiewit Energy also entered into certain other agreements pursuant to which, among other things,
(i) Kiewit Energy and its affiliates agreed, subject to certain conditions, not to acquire more than 34% of the outstanding Common Stock (the "Standstill Percentage") for a five-year period, (ii) Kiewit Energy became entitled to nominate at least three of the Company's directors, (iii) Kiewit Energy agreed that Kiewit and its affiliates would present to the Company any opportunity to acquire, develop, operate or own a geothermal resource or geothermal power plant, and (iv) the Company and Kiewit Energy agreed to use their best efforts to negotiate and execute a definitive joint venture agreement relating to the development of certain geothermal properties in Nevada and Utah. Messrs. Crowe, Jaros and Scott are the current Board nominees of Kiewit Energy.

   On June 19, 1991, the Board approved a number of amendments to the stock purchase agreement and the related agreements. Pursuant to such amendments, the Company reacquired from Kiewit Energy the rights to develop the Nevada and Utah properties, and Kiewit Energy agreed to exercise options to acquire 1,500,000 shares of Common Stock at $9.00 per share, providing the Company with $13.5 million in cash. The Company also extended the term of the $9.00 and $12.00 options to seven years, modified certain of the other terms of these options, granted to Kiewit Energy an option to acquire an additional 1,000,000 shares of the outstanding Common Stock at a price of $11.625 per share exercisable over ten years (the closing price for the shares on the American Stock Exchange on June 18, 1991), and increased the Standstill Percentage from 34% to 49%.

   On May 12, 1994, the Company and Kiewit Energy agreed to a final antidilution adjustment pursuant to the February 18, 1991 Stock Option Agreement resulting in an additional 289,163 shares of Common Stock being subject to purchase under the Second Option thereunder.

   The Company entered into a Joint Venture Agreement with two subsidiaries of Kiewit, Kiewit Diversified Group, Inc. and Kiewit Construction Group, Inc., on December 14, 1993. The agreement provides a framework for the joint development of power projects located outside the United States. Pursuant to this Joint Venture Agreement, Kiewit, through its affiliate Kiewit Energy International (Bermuda) Ltd., is participating in the ownership of the Company's Mahanagdong project company, CE Luzon Geothermal Power Company, Inc., in the Philippines on an equal equity basis with the Company.

   Affiliates of the Company and Kiewit have entered into joint venture agreements with respect to the construction of the Mahanagdong Project. CE Luzon Geothermal Power Company, Inc. executed a First Amended and Restated Construction Contract dated as of June 30, 1994 with Kiewit/Holt Philippines, L.P. Kiewit/Holt Philippines, L.P. is a Nebraska limited partnership between Kiewit Industrial Co. ("KIC") (a wholly owned affiliate of Kiewit) and The Ben Holt Co. ("BHC") (a wholly owned subsidiary of the Company). KIC has an 80% interest in Kiewit/Holt Philippines, L.P. and BHC owns the remaining 20% interest. CE Luzon Geothermal Power Company, Inc. also executed a First Amended and Restated Design, Engineering and Equipment Supply Contract with Gilbert/CBE, L.P. Gilbert/CBE, L.P. is a Nebraska limited partnership owned 80% by Gilbert Industrial Co. (a wholly owned affiliate of Kiewit) and 20% owned by CBE Engineering Co. (a wholly owned subsidiary of the Company). The Company contemplates similar arrangements will be negotiated with respect to certain of its projects in Indonesia.

   Mr. Scott, a director of the Company, is also the Chairman and President of Kiewit and owns Kiewit stock. Mr. Crowe, a director of the Company, is the Chairman and President of MFS, a subsidiary of Kiewit and owns Kiewit's common stock. Mr. Jaros, a director of the Company, is an officer and director of Kiewit and also owns Kiewit's common stock. Mr. Holt, a director of the Company, provides consulting and other services to the Company for an annual fee of $75,000 pursuant to the terms of a consulting agreement which expires in 1998. The Company believes the terms of this agreement are comparable to those in similar transactions with unaffiliated third parties.

   The Company previously sublet to Midwest Aviation, a division of a subsidiary of Kiewit, an aircraft leased by the Company from an unaffiliated third-party lessor (the "Lessor"). The Company paid monthly lease payments of $38,669 to Lessor, and Midwest Aviation, in turn, paid monthly sublease payments of $25,000. During 1994, Midwest Aviation exercised certain rights to purchase the aircraft and the Company's obligations with respect to the aircraft were terminated. For 1994 the Company's total expenditures for the aircraft (net of sublease payments but including charter services) was $203,270.

   The Company retained the law firm of Morrison & Foerster in 1994. John R. Shiner, a nominee for director, is a partner in the Los Angeles office of Morrison & Foerster. The Company paid Morrison & Foerster a total of approximately $863,237 in legal fees in 1994. The Company believes that the fees payable to Morrison & Foerster are comparable to fees that would be payable in similar transactions with unaffiliated third parties.

                            STOCKHOLDER PROPOSALS

   Any proposal which a stockholder intends to present at the 1996 annual meeting of Stockholders must be received by the Company no later than November 27, 1995 in order to be considered for inclusion in the proxy statement relating to such meeting. Any such proposals should be directed to the Secretary, California Energy Company, Inc., 10831 Old Mill Road, Omaha, Nebraska 68154.

                                        By Order of the Board of Directors

                                        /s/ David L. Sokol

                                        David L. Sokol
                                        Chairman of the Board

March 27, 1995
Omaha, Nebraska

                              PROXY SOLICITATION

                       CALIFORNIA ENERGY COMPANY, INC.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                OF THE COMPANY FOR ANNUAL MEETING MAY 11, 1995

P     The undersigned hereby appoints David L. Sokol, Thomas R. Mason, John G.
R   Sylvia and Steven A. McArthur, or any one of them, with full power of
O   substitution, attorneys and proxies of the undersigned, to represent the
X   undersigned and vote all shares of Common Stock, par value $.0675, of
Y California Energy Company, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of Stockholders to be held at the Red Lion Hotel, 1616 Dodge Street, Omaha, Nebraska on May 11, 1995 at 9:00 A.M., local time, and any adjournments thereof, on all matters coming before said meeting and in the following manner:

-------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE

                                   (Continued and to be signed on other side)
-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE

                                                        [X]
                                                        Please mark
                                                        your votes
                                                        like this in blue
                                                        or black ink
-------
COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN ITEM 1 AND "FOR" ITEMS 2, 3 AND 4



                                             WITHHOLD
1.ELECTION OF              FOR all      authority to vote
DIRECTORS: JAMES Q.        Nominees     for all nominees
CROWE, WALTER SCOTT,         [  ]             [  ]
JR. AND JOHN R.
SHINER

WITHHELD for the following only: [Write the name of the nominee(s) in the space below.]

----------------------------------------------------

2. PROPOSAL TO APPROVE THE             FOR       AGAINST     ABSTAIN
APPOINTMENT OF DELOITTE &              [  ]       [  ]        [  ]
TOUCHE, CERTIFIED PUBLIC
ACCOUNTANTS, AS THE COMPANY'S
AUDITORS FOR FISCAL YEAR 1994.
                                    I PLAN TO ATTEND MEETING  [  ]

                                    COMMENTS/ADDRESS CHANGE
                                    Please mark this box if   [  ]
                                    you have written comments/
                                    address change on the
                                    reverse side.



                              WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICES SPECIFIED ABOVE. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED TO APPROVE THAT PROPOSAL FOR WHICH NO CHOICE IS INDICATED.

                              Please mark, date, sign and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.



Signature(s)                                      Date
            -----------------------------------        -----------

Please sign above exactly as your name or names appear hereon. Joint owners should each sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Fiduciaries should give full titles as such. PLEASE MARK, DATE, SIGN, AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.
-------------------------------------------------------------------------------
                           FOLD AND DETACH HERE